Exhibit 4.4

CUMMINS INC.

and

U.S. BANK NATIONAL ASSOCIATION,

as Trustee

FIFTH SUPPLEMENTAL INDENTURE

Dated as of August 24, 2020

to Indenture dated as of September 16, 2013

2.600% Senior Notes due 2050

TABLE OF CONTENTS

EXHIBIT A - FORM OF NOTE

i

THIS FIFTH SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of August 24, 2020, is entered into by and between CUMMINS INC., an Indiana corporation (along with any successor thereto, the “Company”), and U.S. BANK NATIONAL ASSOCIATION, a national banking association, as Trustee (along with any successor thereto, the “Trustee”).

W I T N E S S E T H :

WHEREAS, the Company and the Trustee entered into that certain Indenture, dated as of September 16, 2013 (the “Base Indenture”), which provides for the issuance by the Company from time to time of Securities, in one or more series as provided therein;

WHEREAS, the Company has determined to issue a series of Securities, as provided herein;

WHEREAS, Section 2.1 of the Base Indenture provides for the Company and the Trustee to enter into an indenture supplemental to the Base Indenture to establish the form or terms of Securities of any series as provided by Sections 2.1 and 2.3 of the Base Indenture and to amend, modify or supplement the Base Indenture as it applies to such series; and

WHEREAS, all the conditions and requirements necessary to make this Supplemental Indenture, when duly executed and delivered, a valid and binding agreement in accordance with its terms and for the purposes herein expressed, have been performed and fulfilled.

NOW, THEREFORE:

In consideration of the agreements and obligations set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Article I

DEFINITIONS

Section 1.01. Definitions.

For all purposes of this Supplemental Indenture, except as otherwise expressly provided for or unless the context otherwise requires:

(a) Capitalized terms defined in the Base Indenture and used but not defined herein shall have the respective meanings given them in the Base Indenture;

(b) All references herein to Articles and Sections, unless otherwise specified, refer to the corresponding Articles and Sections of this Supplemental Indenture; and

(c) The following terms shall have the indicated definitions and if the definition of any of the following terms differs from its respective definition set forth in the Base Indenture, the definition set forth herein shall control:

“Attributable Debt” in respect of a Sale and Leaseback Transaction means, on the date of any determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction, including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the interest rate set forth or implicit in the terms of such lease, determined in accordance with GAAP, or, if not practicable to determine such rate, the weighted average interest rate per annum borne by the Notes on such date of determination, in either case compounded semiannually. “Net rental payments” means the total amount of rent payable by the lessee after excluding amounts required to be paid on account of maintenance and repairs, insurance, taxes, assessments, water rates and similar charges.

“Authorized Officers” has the meaning specified in Section 3.06.

“Base Indenture” has the meaning specified in the recitals hereto.

“Below Investment Grade Rating Event” means that the Notes cease to be rated with an Investment Grade Rating by at least two of the three Rating Agencies on any date during the period (the “Trigger Period”) commencing on the date of the first public announcement by the Company of any Change of Control (or pending Change of Control) and ending 60 days following consummation of such Change of Control (which Trigger Period shall be extended following consummation of a Change of Control for so long as any of the Rating Agencies has publicly announced that it is considering a possible ratings downgrade); provided, however, that a Below Investment Grade Rating Event otherwise arising by virtue of particular reductions in rating shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a Below Investment Grade Rating Event for purposes of the definition of Change of Control Triggering Event) if the Rating Agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the Trustee in writing at the Company’s request that the reduction was the result, in whole or in part, of any event or circumstance comprised of, or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Below Investment Grade Rating Event).

“Business Day” means any day, other than a Saturday or Sunday, that is not a day on which the Trustee or banking institutions in New York, New York are authorized or obligated by law or executive order to close.

“Certificated Notes” has the meaning specified in Section 2.05(e).

“Change of Control” means the occurrence of any of the following:

(1) the direct or indirect sale, lease, transfer, exchange, conveyance or other disposition (other than by way of merger or consolidation or as a pledge for security purposes only), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its Subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than the Company or one of its Subsidiaries;

(2) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as defined above) becomes the beneficial owner, directly or indirectly, of more than 50% of the Company’s then outstanding Voting Stock, measured by voting power rather than number of shares; or

(3) the approval by the holders of the Company’s common stock of a plan for the Company’s liquidation or dissolution;

other than, in the case of clause (1) or (3) above, any transaction or series of related transactions that complies with Section 2.12.

Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control under clause (2) of this definition if: (a) the Company becomes a direct or indirect wholly-owned subsidiary of a holding company and (b) either (i) the direct or indirect holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of the Company’s Voting Stock immediately prior to that transaction, or (ii) immediately following that transaction, no “person” (as that term is used in Section 13(d)(3) of the Exchange Act), other than a holding company satisfying the requirements of this sentence, is the beneficial owner, directly or indirectly, of more than 50% of the Voting Stock of such holding company.

“Change of Control Offer” has the meaning specified in Section 2.09(a).

“Change of Control Payment” has the meaning specified in Section 2.09(a).

“Change of Control Payment Date” has the meaning specified in Section 2.09(a).

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event; provided that no Change of Control Triggering Event will be deemed to have occurred in connection with any particular Change of Control unless and until such Change of Control has actually been consummated.

“Company” has the meaning specified in the recitals hereto.

“Comparable Treasury Issue” means the U.S. Treasury security or securities selected by the Independent Investment Banker as having an actual or interpolated maturity comparable to the remaining term of the Notes to be redeemed (assuming for this purpose such Notes would mature on the applicable Par Call Date) that would be used, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a comparable maturity to the remaining term of such Notes.

“Comparable Treasury Price” means, with respect to any Redemption Date,

(1) the average of the Reference Treasury Dealer Quotations for such Redemption Date, after excluding the highest and lowest of the Reference Treasury Dealer Quotations; or

(2) if the Independent Investment Banker obtains fewer than four Reference Treasury Dealer Quotations, the average of all Reference Treasury Dealer Quotations so received for such Redemption Date.

“Consolidated Subsidiary” means a Subsidiary of the Company whose financial statements are consolidated with the Company’s financial statements in accordance with GAAP.

“Consolidated Total Assets” means, at any time of determination, the total assets of the Company and its Consolidated Subsidiaries, as shown on the consolidated balance sheet in the Company’s then latest quarterly or annual report filed with the Securities and Exchange Commission, prepared in accordance with GAAP.

“Debt” means, at any time, (1) all obligations of the Company and all obligations of any Consolidated Subsidiary, to the extent such obligations would appear as a liability upon the consolidated balance sheet of the Company and the Consolidated Subsidiaries, in accordance with GAAP, (a) for borrowed money, (b) evidenced by bonds, debentures, notes or other similar instruments and (c) in respect of drawn and unreimbursed amounts under letters of credit supporting any Debt of others, and (2) all guarantees by the Company or any Consolidated Subsidiary of Debt of others.

“Depositary” means, with respect to the Notes issuable or issued in whole or in part in the form of one or more Global Notes, a clearing agency registered under the Exchange Act that is appointed to act as Depositary for such Notes as contemplated by Section 2.04(d) or Section 2.05, as the case may be.

“Electronic Means” means the following communications methods: e-mail as a portable document format (“pdf”) or other replicating image attached to an e-mail, facsimile transmission, secure electronic transmission containing applicable authorization codes, passwords and/or authentication keys issued by the Trustee, or another method or system specified by the Trustee as available for use in connection with its services hereunder.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fitch” means Fitch Ratings Inc. and its successors.

“Funded Debt” means (1) all Debt for money borrowed having a maturity of more than 12 months from the date as of which the determination is made or having a maturity of 12 months or less but by its terms being renewable or extendible beyond 12 months from such date at the option of the borrower (excluding any amount thereof included in current liabilities) and (2) all rental obligations payable more than 12 months from such date under leases that are capitalized in accordance with GAAP (such rental obligations to be included as Funded Debt at the amount so capitalized).

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States of America.

“Global Note” has the meaning specified in Section 2.04(d).

“Incur” means to, directly or indirectly, issue, assume, guaranty, incur, become directly or indirectly liable with respect to (including as a result of an acquisition (by way of merger, consolidation or otherwise)), or otherwise become responsible for, contingently or otherwise.

“Indenture” means the Base Indenture, as amended, modified and supplemented by this Supplemental Indenture.

“Independent Investment Banker” means one of the Reference Treasury Dealers selected by the Company from time to time.

“Instructions” has the meaning specified in Section 3.06.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s; a rating equal to or higher than BBB- (or the equivalent) by S&P; a rating equal to or higher than BBB- (or the equivalent) by Fitch; or the equivalent investment grade credit rating from any replacement Rating Agency selected by the Company.

“Issue Date” means the date of the initial issuance of the Notes, which shall be the date hereof.

“Lien” means any mortgage, pledge, hypothecation, charge, encumbrance, security interest, statutory or other lien, or other security or similar agreement or similar preferential arrangement of any kind or nature whatsoever, including any conditional sale or other title retention agreement having substantially the same economic effect as any of these.

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Net Proceeds” means, with respect to a Sale and Leaseback Transaction, the aggregate amount of cash or cash equivalents received by the Company or a Consolidated Subsidiary, less the sum of all payments, fees, commissions and expenses incurred in connection with such transaction, and less the amount (estimated reasonably and in good faith by the Company) of income, franchise, sales and other applicable taxes required to be paid by the Company or any Consolidated Subsidiary in connection with such transaction in the taxable year that such transaction is consummated or in the two immediately succeeding taxable years, the computation of which shall take into account the reduction in tax liability resulting from any available operating losses and net operating loss carryovers, tax credits and tax credit carryforwards, and similar tax attributes.

“Nonrecourse Obligation” means indebtedness or lease payment obligations substantially related to (i) the acquisition of assets not previously owned by the Company or any Consolidated Subsidiary or (ii) the financing of a project involving the development or expansion of the Company’s or any Consolidated Subsidiary’s properties, in either case, as to which the obligee with respect to such indebtedness or obligation has no recourse to the Company or any Consolidated Subsidiary or the Company’s or any Consolidated Subsidiary’s assets other than the assets which were acquired with the proceeds of such transaction or the project financed with the proceeds of such transaction (and the proceeds thereof), other than recourse for fraud, misrepresentation, misapplication of cash, waste, environmental claims and liabilities, prohibited transfers, violations of single purpose entity covenants and other circumstances customarily excluded by institutional lenders from exculpation provisions and/or included in separate guaranty or indemnification agreements in non-recourse financings.

“Notes” has the meaning specified in Section 2.01.

“Par Call Date” has the meaning specified in Section 2.08.

“Participants” means members of, or participants in, the Depositary.

“Principal Property” means any manufacturing plant, warehouse or other similar facility or any parcel of real estate or group of contiguous parcels of real estate owned by the Company or any Consolidated Subsidiary the gross book value of which on the date as of which the determination is being made exceeds 1% of Consolidated Total Assets and that is located in the United States of America, Canada or the Commonwealth of Puerto Rico, other than any such manufacturing plant, warehouse or other similar facility or parcel or group of contiguous parcels of real estate that in the opinion of the Company’s Board of Directors is not of material importance to the business conducted by the Company and its Subsidiaries taken as a whole.

“Rating Agency” means (1) each of Moody’s, S&P and Fitch; and (2) if any of Moody’s, S&P or Fitch ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside of the Company’s control, a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act selected by the Company (as certified by a resolution of the Company’s Board of Directors) as a replacement agency for Moody’s, S&P and/or Fitch, as the case may be; provided that the Company shall give notice of any such replacement to the Trustee.

“Reference Treasury Dealer” means each of BofA Securities, Inc., Citigroup Global Markets Inc., HSBC Securities (USA) Inc. and J.P. Morgan Securities LLC, and one other nationally recognized investment banking firm that is a Primary Treasury Dealer to be selected by the Company, and their respective successors, unless any of them ceases to be a primary U.S. Government securities dealer in the United States (a “Primary Treasury Dealer”), in which case the Company will substitute another nationally recognized investment banking firm that is a Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any Redemption Date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by such Reference Treasury Dealer at 3:30 p.m., New York City time, on the third Business Day preceding such Redemption Date.

“Register of Notes” has the meaning specified in Section 2.05.

“Registrar” has the meaning specified in Section 2.05.

“S&P” means S&P Global Ratings, a division of S&P Global Inc., and its successors.

“Sale and Leaseback Transaction” means any arrangement whereby the Company or any of its Subsidiaries have sold or transferred, or will sell or transfer, property and have or will take back a lease pursuant to which the rental payments are calculated to amortize the purchase price of the property substantially over the useful life of such property.

“Significant Subsidiary” means any of the Company’s Subsidiaries that would be a “Significant Subsidiary” within the meaning of Rule 1-02 under Regulation S–X promulgated by the Securities and Exchange Commission.

“Subsidiary” means any corporation, partnership or other legal entity (a) the accounts of which are consolidated with the Company’s in accordance with GAAP and (b) of which, in the case of a corporation, partnership or other legal entity, more than 50% of the outstanding Voting Stock is owned, directly or indirectly, by the Company or by one or more other Subsidiaries.

“Supplemental Indenture” has the meaning specified in the recitals hereto.

“Treasury Rate” means, with respect to any Redemption Date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, calculated on the third Business Day preceding the Redemption Date, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Redemption Date.

“Trustee” has the meaning specified in the recitals hereto.

“Voting Stock” of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote generally in the election of the Board of Directors of such Person.

Article II

ESTABLISHMENT OF SECURITIES

The following provisions of this Article 2 are made pursuant to Section 2.1 of the Base Indenture in order to establish and set forth the terms of a series of Securities. In the event that any of the following terms conflict with those set forth in the Base Indenture, the terms set forth herein shall control.

Section 2.01. Title of Securities. There is hereby established a series of Securities designated the “2.600% Senior Notes due 2050” (the “Notes”).

Section 2.02. Aggregate Principal Amount of Notes; Additional Notes.

(a) There are initially to be authenticated and delivered $650,000,000 principal amount of the Notes.

(b) At any time and from time to time after the Issue Date there may be authenticated and delivered an unlimited principal amount of additional Notes without the consent of any Holder of the Notes. Any such additional Notes will have the same ranking, interest rate, maturity date, redemption rights and other terms as any outstanding Notes, other than with respect to the date of issuance, the issue price and, in some cases, the first interest payment date. All Notes issued hereunder, including any additional Notes, will constitute a single series of Securities under the Indenture; provided, however, that any such additional Notes that are not fungible with the Notes issued on the Issue Date for United States federal income tax purposes shall be issued with CUSIP and ISIN numbers different from the CUSIP and ISIN numbers assigned to the Notes issued on the Issue Date.

(c) Nothing contained in this Section 2.02 or elsewhere in the Indenture, or in the Notes, is intended to or shall limit execution by the Company or authentication or delivery by the Trustee of Notes under the circumstances contemplated by Sections 2.8, 2.9, 2.13 and 9.5 of the Base Indenture.

Section 2.03. Authentication and Delivery of the Notes.

(a) At any time and from time to time after the execution and delivery of this Supplemental Indenture, the Company may deliver Notes executed by the Company to the Trustee for authentication, and the Trustee shall thereupon authenticate and deliver such Notes to or upon the written order of the Company, signed by one or more Officers of the Company, without further action by the Company. In authenticating such Notes and accepting the additional responsibilities under the Indenture in relation to such Notes, the Trustee shall be entitled to receive and (subject to Section 7.1 of the Base Indenture) shall be fully protected in relying upon:

(i) an Officers’ Certificate prepared in accordance with Section 11.5 of the Base Indenture; and

(ii) an Opinion of Counsel prepared in accordance with Section 11.5 of the Base Indenture, which shall state that the Base Indenture, this Supplemental Indenture and the Notes have been duly authorized and, when authenticated and delivered by the Trustee and issued by the Company in the manner and subject to any conditions specified in such Opinion of Counsel, will constitute valid and binding obligations of the Company, enforceable in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws of general applicability relating to or affecting creditors’ rights and to general equitable principles, regardless of whether such enforceability is considered in a proceeding in equity or at law.

(b) The Trustee shall have the right to decline to authenticate and deliver any Notes under this Section if the Trustee, being advised by counsel, determined that such action may not lawfully be taken by the Company or if the issue of such Notes pursuant to the Indenture will affect the Trustee’s own rights, duties or immunities under the Indenture in a manner not reasonably acceptable to the Trustee.

(c) Notwithstanding anything in the Indenture to the contrary, authentication and execution of any Notes by counterpart shall satisfy the requirements of the Indenture with respect to the authentication and execution of such Notes.

Section 2.04. Payment of Principal and Interest on the Notes; Form of the Notes; Global Notes.

(a) The Notes will mature on September 1, 2050 and will bear interest at the rate of 2.600% per annum. Interest on the Notes will be payable semi-annually, in cash, in arrears on March 1 and September 1 of each year, commencing on March 1, 2021, to the Holders thereof at the close of business on the immediately preceding February 15 and August 15 of each year. Interest on the Notes will accrue from and including the most recent date to which interest has been paid or, if no interest has been paid, from and including the date of issuance of the Notes. Interest on the Notes will be computed on the basis of a 360-day year comprised of twelve 30-day months.

(b) The Notes shall be issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

(c) The Notes shall be issued in registered form without coupons, substantially in the form of Exhibit A attached hereto. The form of the Trustee’s certificate of authentication for the Notes shall be in substantially the form set forth in the form of Note attached hereto as Exhibit A. Each Note shall be dated the date of authentication thereof.

(d) The entire initially issued principal amount of the Notes shall initially be evidenced by one or more Global Securities (collectively, the “Global Notes”) registered in the name of Cede & Co., as nominee for DTC, or another nominee of DTC. The Company initially appoints DTC to act as Depositary with respect to the Global Notes and the Trustee to act as custodian with respect to the Global Notes. So long as the Depositary, or its nominee, is the registered Holder and owner of the Global Notes, the Depositary or such nominee, as the case may be, will be considered the sole owner and Holder of the Notes for all purposes under the Indenture.

Section 2.05. Registration, Transfer and Exchange.

(a) Registrar; Register of Notes. The Company shall cause to be kept at the Corporate Trust Office of the Trustee a register of Notes (the register maintained in such office and in any other office or agency of the Company in a place of payment being herein sometimes collectively referred to as the “Register of Notes”) in which, subject to such reasonable regulations as it may prescribe, the Company shall provide for the registration of Notes and of transfers of Notes. The Trustee is hereby appointed “Registrar” for the purpose of registering the Notes and transfers of the Notes as herein provided. The Company may appoint one or more coRegistrars with respect to the Notes and the term “Registrar” includes any co-Registrar. The Registrar shall retain copies of all letters, notices and other written communications received pursuant to Section 2.8 of the Base Indenture or this Section 2.05. The Company shall have the right to inspect and make copies of all such letters, notices or other written communications at any reasonable time upon the giving of reasonable written notice to the Registrar.

(b) No Obligation of the Trustee. The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under the Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among Participants or beneficial owners of interests in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by the terms of, the Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof. Neither the Trustee nor any agent of the Company or the Trustee shall have any responsibility for the actions or omissions of the Depositary or the accuracy of the books and records of the Depositary.

(c) Transfers of Notes and Interests in Notes.

(i) The Registrar shall not be required (A) to issue, authenticate, register the transfer of or exchange Notes for a period of 15 days before the mailing of a notice of redemption of such Notes to be redeemed or (B) to register the transfer of or exchange of any Notes so selected for redemption in whole or in part.

(ii) All Notes issued upon any transfer or exchange of Notes shall be valid and binding obligations of the Company, evidencing the same debt, and entitled to the same benefits under the Indenture, as the Notes surrendered upon such transfer or exchange.

(iii) Notwithstanding any other provision of this Section 2.05, unless and until it is exchanged in whole or in part for Certificated Notes, the Global Notes may not be transferred except as a whole by the Depositary to a nominee of such Depositary, or by a nominee of such Depositary to such Depositary or another nominee of such Depositary, or by such Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary.

(iv) Ownership of interests in the Global Notes will be shown on, and the transfer of those ownership interests will be effected through, records maintained by the Depositary (with respect to Participants’ interests) and such Participants (with respect to the owners of beneficial interests in such Global Notes).

(d) Cancellation or Adjustment of Global Notes. At such time as all beneficial interests in a particular Global Note have been exchanged for Certificated Notes or a particular Global Note has been redeemed, repurchased or canceled in whole and not in part, each such Global Note shall be returned to or retained and canceled by the Trustee. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who shall take delivery thereof in the form of a beneficial interest in another Global Note or for Certificated Notes, the principal amount of Notes represented by such Global Note shall be reduced accordingly and an endorsement shall be made on the Schedule of Increases and Decreases to such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who shall take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note shall be increased accordingly and an endorsement shall be made on the Schedule of Increases and Decreases to such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such increase.

(e) Certificated Notes.

(i) If at any time the Depositary (A) notifies the Company that it is unwilling or unable to continue as Depositary for the Global Notes and the Depositary fails to appoint a successor Depositary or (B) ceases to be a clearing agency registered under the Exchange Act, then the Company shall appoint a successor Depositary eligible under applicable law with respect to such Global Notes. If a successor Depositary eligible to be a clearing agency registered under the Exchange Act for such Global Notes is not appointed by the Company within 90 days after the date Company receives such notice or becomes aware of the unwillingness, inability or ineligibility of the Depositary set forth in clauses (A) and (B) above, the Company will execute, and the Trustee, upon receipt of a Company Order for the authentication and delivery of definitive Notes of such series and tenor (“Certificated Notes”), will authenticate and deliver such Certificated Notes, in any authorized denominations, in an aggregate principal amount equal to the principal amount of such Global Notes, in exchange for such Global Notes.

(ii) In addition, if the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of the Certificated Notes, then the Company shall execute, and the Trustee, upon receipt of a Company Order for the authentication and delivery of Certificated Notes, will authenticate and deliver, Certificated Notes in any authorized denominations, in an aggregate principal amount equal to the principal amount of the Global Notes, in exchange for such Global Notes.

(iii) Any time the Notes are to be authenticated and delivered in the form of Certificated Notes, the Company agrees to supply the Trustee with a reasonable supply of Certificated Notes without the legend required by Section 2.06(a) and the Trustee agrees to hold such Notes in safekeeping until authenticated and delivered pursuant to the terms of the Indenture.

(iv) The Depositary may surrender one or more Global Notes in exchange in whole or in part for Certificated Notes as provided herein on such terms as are acceptable to the Company and such Depositary. Thereupon, the Company shall execute, and the Trustee shall authenticate and deliver, without service charge,

(A) to the Person specified by such Depositary new Notes of the same series and tenor, of any authorized denominations as requested by such Person, in an aggregate principal amount equal to and in exchange for such Person’s beneficial interest in the Global Note; and

(B) to such Depositary a new Global Note in a denomination equal to the difference, if any, between the principal amount of the surrendered Global Note and the aggregate principal amount of Notes authenticated and delivered pursuant to clause (A) above.

(v) Notes issued in exchange for a Global Note pursuant to this Section 2.05 shall be registered in such names and in such authorized denominations as the Depositary for such Global Note, pursuant to instructions from its Participants or otherwise, shall instruct the Trustee or an agent of the Company or the Trustee. The Trustee or such agent shall deliver such Notes to or as directed by the Persons in whose names such Notes are so registered.

Section 2.06. Legends.

Each Global Note shall bear a legend in substantially the following form:

THIS SECURITY IS A SECURITY IN GLOBAL FORM WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE THEREOF. THIS SECURITY MAY NOT BE EXCHANGED OR TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY, EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.

UNLESS THIS SECURITY IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY SECURITY ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

Section 2.07. Paying Agent; Custodian; Place of Payment. The Company initially appoints the Trustee to act as the Paying Agent with respect to the Notes. The Company may appoint one or more additional Paying Agents, and the term “Paying Agent” includes any additional Paying Agent. The Corporate Trust Office of the Trustee shall be the initial place of payment. The office of any additional Paying Agent shall also be a place of payment.

Section 2.08. Optional Redemption; Open Market Purchases, etc. The Company may, at its option, redeem some or all of the Notes at any time and from time to time at a redemption price equal to the greater of the following amounts, plus, in each case, accrued and unpaid interest on the principal amount being redeemed to, but excluding, the applicable Redemption Date:

(a) 100% of the principal amount of the Notes to be redeemed; and

(b) the sum of the present values of the principal amount and the remaining scheduled payments of interest on the Notes to be redeemed (not including any portion of payments of interest accrued as of the applicable Redemption Date) that would be due if such Notes matured on the applicable Par Call Date (as defined below), discounted to the applicable Redemption Date on a semi-annual basis at a rate equal to the sum of the Treasury Rate plus 0.20%;

provided, that, if the Company redeems the Notes on or after March 1, 2050 (six months prior to the maturity date of the Notes) (the “Par Call Date”), the redemption price for those Notes will equal 100% of the principal amount of the Notes to be redeemed.

The redemption price of Notes to be redeemed under this Section 2.08 will be calculated assuming a 360-day year consisting of twelve 30-day months. The Company will provide (or direct the Trustee to provide) notice of any redemption of Notes, at least 15 days but not more than 60 days before the applicable Redemption Date, to each Holder of the Notes to be redeemed as provided in Section 11.2 of the Base Indenture. Notice of any redemption of any Notes in connection with a corporate transaction that is pending (including an equity offering, an incurrence of indebtedness or a change of control) may, at the Company’s discretion, be given subject to one or more conditions precedent, including, but not limited to, completion of the transaction. If such redemption is so subject to satisfaction of one or more conditions precedent, such notice shall describe each such condition, and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied or otherwise waived by the Redemption Date. The Company shall notify each applicable Holder of any such rescission as soon as reasonably practicable after the Company’s determines that it will not be able satisfy or otherwise waive such conditions precedent. Once notice of redemption is mailed or sent, subject to the satisfaction of any conditions precedent provided in the notice of redemption, the Notes called for redemption will become due and payable on the Redemption Date and at the applicable redemption price, plus accrued and unpaid interest to, but excluding, the Redemption Date. If the Company redeems fewer than all of the Notes, and the Notes are Global Notes, the Notes to be redeemed will be selected by the Depositary in accordance with its procedures. If the Notes to be redeemed are not Global Notes, the Trustee will select the particular Notes to be redeemed by lot, on a pro rata basis, or by another method the Trustee deems fair and appropriate.

Unless the Company defaults in the payment of the redemption price, on and after the applicable Redemption Date, interest will cease to accrue on the Notes or portions of the Notes called for redemption.

The Company and/or its Affiliates may directly or indirectly, at any time and from time to time, acquire all or any part of the outstanding Notes by means other than a redemption, whether pursuant to tender or exchange offer(s), open market purchase(s), negotiated transaction(s), or otherwise, so long as such acquisition does not otherwise violate the terms of the Indenture.

Section 2.09. Change of Control.

(a) Upon the occurrence of a Change of Control Triggering Event, unless a notice of redemption has been delivered pursuant to Section 2.08 prior to or within 30 days after such Change of Control Triggering Event stating that all of the Notes will be redeemed as provided for in Section 2.08, each Holder of the Notes shall have the right to require the Company to make an offer (a “Change of Control Offer”) to each Holder to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of each Holder’s outstanding Notes at a purchase price equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase (the “Change of Control Payment”), subject to the rights of Holders of Notes on the relevant record date to receive interest due on the relevant interest payment date. Within 30 days following any Change of Control Triggering Event, or, at the Company’s option, prior to any Change of Control, but after the public announcement of the transaction or transactions that would constitute the Change of Control, the Company shall provide notice to each Holder, with a copy to the Trustee, describing the transaction or transactions that constitute or would constitute the Change of Control Triggering Event and stating: (1) that the Change of Control Offer is being made pursuant to this Section 2.09 and that all Notes properly tendered will be accepted for payment; (2) the purchase price and the purchase date, which, except as contemplated by clause (3) below, shall be no earlier than 30 days and no later than 60 days from the date such notice is provided (the “Change of Control Payment Date”); (3) if mailed prior to the date of the consummation of the Change of Control, that the offer to purchase is conditioned on the Change of Control Triggering Event occurring, with the Change of Control Payment Date to occur no earlier than 30 days and no later than 60 days from the date on which the Change of Control Triggering Event occurs; (4) that any Security not tendered will continue to accrue interest; (5) that, unless the Company defaults in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest after the Change of Control Payment Date; (6) that Holders electing to have any Notes purchased pursuant to the Change of Control Offer will be required to surrender the Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Notes completed, to the Paying Agent at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date; (7) that Holders will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the second Business Day preceding the Change of Control Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of Notes delivered for purchase, and a statement that such Holder is withdrawing his election to have the Notes purchased; and (8) that Holders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered, which unpurchased portion must be equal to $2,000 in principal amount or an integral multiple of $1,000 in excess thereof. The Company shall comply with the requirements of Rule 14e–1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes in connection with a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with this Section 2.09, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Section 2.09 by virtue of such compliance.

(b) On the Change of Control Payment Date, the Company shall, to the extent lawful, (1) accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer, (2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions thereof properly tendered and (3) deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions thereof being purchased by the Company. The Paying Agent shall promptly deliver to each Holder of Notes properly tendered the Change of Control Payment for such Notes, and the Company shall promptly execute, and the Trustee shall promptly authenticate and deliver (or cause to be transferred by book entry) to each Holder, a new Note equal in principal amount to any unpurchased portion of the Note surrendered by such Holder, if any; provided, that each such new Note shall be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof. The Company shall publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

The Company will not be required to make a Change of Control Offer upon the occurrence of a Change of Control Triggering Event if a third Person makes the Change of Control Offer in the manner, at the time and otherwise in compliance with the requirements set forth in this Section 2.09 and all other provisions of the Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes properly tendered and not withdrawn under such Change of Control Offer.

Section 2.10. Sinking Fund. The Notes shall not have the benefit of a sinking fund.

Section 2.11. Methods of Receiving Payments on the Notes. If a Holder has given wire transfer instructions to the Company at least 10 Business Days prior to the applicable payment date, the Company will make all payments on such Holder’s Notes in accordance with those instructions. Otherwise, payments on the Notes will be made at the office or agency of the Paying Agent and Registrar for the Notes; provided, however, that the Company may, at its option, elect to make interest payments by check mailed to the Holders at their addresses set forth in the Register of Notes; provided, further, that with respect to Notes represented by Global Notes, the Company shall make payments of principal and interest by wire transfer of immediately available funds to the account specified by the Depositary.

Section 2.12. Consolidation, Merger, Conveyance, Transfer or Lease. The Company may not consolidate or combine with or merge with or into or sell, assign (excluding any assignment solely as collateral for security purposes), convey, lease, transfer or otherwise dispose of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole to any Person or Persons in a single transaction or through a series of related transactions, unless:

(a) the Company is the successor, continuing or transferee Person or, if the Company is not the successor, continuing or transferee Person, the resulting, surviving or transferee Person (the “surviving entity”) is a company organized and existing under the laws of the United States, any State thereof or the District of Columbia that expressly assumes all of the Company’s obligations under the Notes and the Indenture pursuant to a supplemental indenture executed and delivered to the Trustee;

(b) immediately after giving effect to such transaction or series of related transactions, no Event of Default has occurred and is continuing; and

(c) the Company or the surviving entity delivers to the Trustee an Officers’ Certificate and Opinion of Counsel stating that the transaction or series of related transactions and a supplemental indenture, if any, complies with the Indenture.

If any consolidation or merger of the Company or any sale, assignment, conveyance, lease, transfer or other disposition of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole occurs in accordance with clauses (a)-(c) of this Section 2.12, the surviving entity will succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture with the same effect as if such surviving entity had been named as the initial issuer under the Indenture. The Company will (except in the case of a lease) be discharged from all obligations and covenants under the Indenture and the Notes, and may be liquidated and dissolved.

For the avoidance of doubt, no Officers’ Certificate or Opinion of Counsel will be required under clause (c) of this Section in connection with a consolidation, combination, merger, sale, assignment, conveyance, lease, transfer or other disposition involving only the Company and one or more of its Subsidiaries where the Company is the successor, continuing or transferee Person.

This Section shall apply to the Notes in lieu of Section 4.1 of the Base Indenture, which shall not apply to the Notes.

Section 2.13. Limitation on Liens.

(a) The Company shall not, and shall not permit any Consolidated Subsidiary to, incur any Debt secured by a Lien on any Principal Property or any shares of Capital Stock of any Consolidated Subsidiary that owns a Principal Property (other than any Subsidiary that is principally engaged in leasing or receivables financing transactions or that holds as all or substantially all of its assets equity interests in one or more such Subsidiaries), in each case, whether now owned or hereafter acquired, without making effective provision that the Notes shall be secured equally and ratably with (or prior to) such secured Debt for so long as such secured Debt remains outstanding, unless, upon giving effect to the incurrence of such Debt and any substantially simultaneous permanent repayment of any secured Debt, the aggregate amount of all Debt secured by a Lien on any Principal Property or on any shares of Capital Stock of any Consolidated Subsidiary that owns a Principal Property (other than any Subsidiary that is principally engaged in leasing or receivables financing transactions or that holds as all or substantially all of its assets equity interests in one or more such Subsidiaries), together with all Attributable Debt of the Company and its Consolidated Subsidiaries in respect of Sale and Leaseback Transactions involving Principal Properties, would not exceed 15% of the Consolidated Total Assets of the Company and the Consolidated Subsidiaries. The aggregate amount of all secured Debt referred to in the preceding sentence shall exclude any then existing secured Debt that has been secured equally and ratably with the Notes.

(b) The restriction set forth in Section 2.13(a) shall not apply to, and there shall be excluded from all Debt so secured in any computation under the restriction in Section 2.13(a) and under the restriction in Section 2.14, Debt secured by:

(i) Liens on any property or shares of Capital Stock existing at the time of acquisition thereof; provided that any such Lien (1) was in existence prior to the date of such acquisition, (2) was not incurred in contemplation thereof and (3) does not extend to any other property or shares of Capital Stock (other than proceeds);

(ii) Liens in favor of the Company or a Consolidated Subsidiary;

(iii) Liens in favor of governmental bodies to secure progress or advance payments pursuant to any contract or provision of any statute;

(iv) Liens created or incurred in connection with an industrial revenue bond, industrial development bond, pollution control bond or similar financing arrangement between the Company or a Consolidated Subsidiary and any federal, state or municipal government or other governmental body or quasi-governmental agency;

(v) Liens on property or shares of Capital Stock to secure all or part of the cost of acquiring (including, without limitation, acquisitions through merger or consolidation), substantially repairing or altering, constructing, developing or substantially improving the property, or to secure Debt incurred for any such purpose, to the extent that any such Lien relates solely to the property subject to the Lien, proceeds thereof and agreements relating thereto and that the principal amount of Debt secured by each such Lien was incurred concurrently with, or within 180 days of, such acquisition (including, without limitation, acquisitions through merger or consolidation), repair, alteration, construction (or the commencement of commercial operation of such property, whichever is later), development or improvement and does not exceed the cost to the Company or such Consolidated Subsidiary of the property subject to the Lien, as determined in accordance with GAAP;

(vi) Liens on property or shares of Capital Stock of any entity existing at the time such entity becomes a Subsidiary;

(vii) Liens in favor of a governmental agency to qualify the Company or any Consolidated Subsidiary to do business, maintain self-insurance or obtain other benefits, or Liens under workers’ compensation laws, unemployment insurance laws, social security laws or regulations or similar legislation;

(viii) Liens imposed by law, such as laborers’ or other employees’, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, vendors’ and other like Liens;

(ix) Liens arising out of judgments or awards against the Company or any Consolidated Subsidiary with respect to which the Company or such Consolidated Subsidiary at the time shall be prosecuting an appeal or proceedings for review;

(x) Liens for taxes, assessments, governmental charges or levies not yet subject to penalties for nonpayment or the amount or validity of which is being in good faith contested by appropriate action by the Company or any Consolidated Subsidiary, as the case may be; and

(xi) any refinancing, refunding, extension, renewal or replacement, in whole or in part, of any Lien referred to above, to the extent that such refinancing, refunding, extension, renewal or replacement Lien is limited to the same property or shares of Capital Stock that secured the Lien so refinanced, refunded, extended, renewed or replaced (and proceeds thereof and any after-acquired collateral within the scope of the collateral granting clause that was in effect prior to such refinancing, refunding, extension, renewal or replacement) and will not exceed the principal amount of Debt so secured at the time of such refinancing, refunding, extension, renewal or replacement; provided that such principal amount of Debt so secured shall continue to be included in the computation in the first paragraph of this covenant and under Section 2.14 to the extent so included at the time of such refinancing, refunding, extension, renewal or replacement.

For purposes of this Section 2.13, an “acquisition” of property (including real, personal or intangible property or shares of Capital Stock) shall include any transaction or series of related transactions by which the Company or a Consolidated Subsidiary acquires, directly or indirectly, an interest, or an additional interest (to the extent thereof), in such property, including an acquisition through merger or consolidation with, or an acquisition of an interest in, a Person owning an interest in such property.

Section 2.14. Limitation on Sale and Leaseback Transactions.

(a) The Company shall not, and shall not permit any of its Consolidated Subsidiaries to, enter into any Sale and Leaseback Transaction with respect to any Principal Property unless:

(i) upon giving effect thereto, the aggregate amount of all Attributable Debt of the Company and its Consolidated Subsidiaries with respect to Sale and Leaseback Transactions involving Principal Properties plus the aggregate amount of Debt secured by Liens on any Principal Property or on any shares of Capital Stock of any Consolidated Subsidiary (other than any Subsidiary that is principally engaged in leasing or receivables financing transactions or that holds as all or substantially all of its assets equity interests in one or more such Subsidiaries) incurred without equally and ratably securing the Notes pursuant to Section 2.13 (other than Liens of the types described in Section 2.13(b)(i)-(xi)) would not exceed 15% of the Consolidated Total Assets of the Company and the Consolidated Subsidiaries; or

(ii) within 180 days of such Sale and Leaseback Transaction involving a Principal Property, the Company or such Consolidated Subsidiary applies an amount not less than the greater of:

(1) the Net Proceeds of the Sale and Leaseback Transaction; and

(2) the fair market value of the Principal Property so leased at the time of such transaction;

to either (A) the retirement or prepayment, and in either case, the permanent reduction, of Funded Debt of the Company or any Consolidated Subsidiary (including that in the case of a revolver or similar arrangement that makes credit available, such commitment is so permanently reduced by such amount); or (B) the purchase of other property that will constitute Principal Property.

(b) The restriction set forth in Section 2.14(a) shall not apply to any Sale and Leaseback Transaction, and there shall be excluded from Attributable Debt in any computation described in this Section 2.14 and in Section 2.13 with respect to any such transaction:

(i) solely between the Company and a Consolidated Subsidiary or solely between Consolidated Subsidiaries;

(ii) financed through an industrial revenue bond, industrial development bond, pollution control bond or similar financing arrangement between the Company or a Consolidated Subsidiary and any federal, state or municipal government or other governmental body or quasi- governmental agency;

(iii) in which the applicable lease is for a period, including renewal rights, of three years or less;

(iv) as to which the effective date of any such arrangement or the purchaser’s commitment therefor is within 180 days prior or subsequent to the acquisition of the Principal Property (including, without limitation, acquisition by merger or consolidation) or the completion of construction and commencement of operation thereof, whichever is later; or

(v) in which the lease payment is created in connection with a project financed with, and such obligation constitutes, a Nonrecourse Obligation.

Section 2.15. Events of Default. In lieu of Section 6.1 of the Base Indenture (which shall not apply to the Notes), the following are Events of Default with respect to the Notes:

(a) the Company defaults in the payment of any installment of interest on any Note when due, continued for 30 days;

(b) the Company defaults in the payment of principal (or premium, if any) on any Note as and when the same becomes due either upon maturity, by declaration or otherwise;

(c) the Company defaults in the performance of any of the other covenants or agreements in the Indenture relating to the Notes which is not remedied within a period of 90 days after written notice by the Trustee or Holders of at least 25% in aggregate principal amount of the Notes then outstanding;

(d) there occurs an event of default under the terms of any indenture or instrument for borrowed money under which the Company or any Significant Subsidiary has outstanding an aggregate principal amount of at least $125,000,000, which event of default results in an acceleration of the payment of all or a portion of such indebtedness for money borrowed prior to its maturity, which acceleration is not rescinded or annulled within 30 days after notice of such acceleration; and

(e)        (i) the Company or any Significant Subsidiary:

(A) commences a voluntary case or proceeding under any Bankruptcy Law;

(B) consents to the entry of a judgment, decree or order for relief against it in an involuntary case or proceeding under any Bankruptcy Law;

(C) consents to the appointment of a Custodian of it or for any substantial part of its property;

(D) makes a general assignment for the benefit of its creditors; or

(E) consents to or acquiesces in the institution of a bankruptcy or an insolvency proceeding against it under any Bankruptcy Law;

or takes any comparable action under any foreign laws relating to insolvency; or

(f)        (ii) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(A) is for relief against the Company or any Significant Subsidiary;

(B) appoints a Custodian of the Company or any Significant Subsidiary; or

(C) orders the winding up or liquidation of the Company or any Significant Subsidiary;

or any similar relief is granted under any foreign laws and the order, decree or relief remains unstayed and in effect for 90 days.

Section 2.16. Modification and Waiver. In addition to those matters set forth in the Base Indenture, the following modifications or amendments to the Indenture may not be made without the consent of each of the Holders of the Notes so affected:

(a) cause any Note to become subordinate in right of payment to any other Debt, except to the extent provided in the terms of such Note; or

(b) impair the right of any Holder of the Notes to require repurchase of the Notes on the terms provided in the Indenture.

Section 2.17. Original Issue Discount. Section 3.7 of the Base Indenture shall not apply to the Notes.

Article III

MISCELLANEOUS PROVISIONS

Section 3.01. Recitals By Company. The recitals in this Supplemental Indenture are made by the Company only and not by the Trustee, and all of the provisions contained in the Base Indenture in respect of the rights, privileges, immunities, powers and duties of the Trustee shall be applicable in respect of the Notes and of this Supplemental Indenture as fully and with like effect as if set forth herein in full.

Section 3.02. Application to Notes Only. Each and every term and condition contained in this Supplemental Indenture that modifies, amends or supplements the terms and conditions of the Base Indenture shall apply only to the Notes established hereby and not to any other series of Securities established under the Base Indenture.

Section 3.03. Benefits. Nothing contained in the Indenture shall or shall be construed to confer upon any Person other than a Holder of the Notes, the Company and the Trustee any right or interest to avail itself of any benefit under any provision of the Indenture or the Notes.

Section 3.04. Effective Date. This Supplemental Indenture shall be effective as of the date first above written upon the execution and delivery hereof by each of the parties hereto.

Section 3.05. Ratification. As supplemented hereby, the Base Indenture is in all respects ratified and confirmed and all the terms, provisions and conditions thereof remain in full force and effect.

Section 3.06. Instructions. The Trustee shall have the right to accept and act upon instructions, including funds transfer instructions (“Instructions”) given pursuant to this Indenture and delivered using Electronic Means; provided, however, that the Company shall provide to the Trustee an incumbency certificate listing officers with the authority to provide such Instructions (“Authorized Officers”) and containing specimen signatures of such Authorized Officers, which incumbency certificate shall be amended by the Company whenever a person is to be added or deleted from the listing. If the Company elects to give the Trustee Instructions using Electronic Means and the Trustee in its discretion elects to act upon such Instructions, the Trustee's understanding of such Instructions shall be deemed controlling. The Company understands and agrees that the Trustee cannot determine the identity of the actual sender of such Instructions and that the Trustee shall conclusively presume that directions that purport to have been sent by an Authorized Officer listed on the incumbency certificate provided to the Trustee have been sent by such Authorized Officer. The Company shall be responsible for ensuring that only Authorized Officers transmit such Instructions to the Trustee and that the Company and all Authorized Officers are solely responsible to safeguard the use and confidentiality of applicable user and authorization codes, passwords and/or authentication keys upon receipt by the Company. The Trustee shall not be liable for any losses, costs or expenses arising directly or indirectly from the Trustee's reliance upon and compliance with such Instructions notwithstanding such directions conflict or are inconsistent with a subsequent written instruction. The Company agrees: (i) to assume all risks arising out of the use of Electronic Means to submit Instructions to the Trustee, including without limitation the risk of the Trustee acting on unauthorized Instructions, and the risk of interception and misuse by third parties; (ii) that it is fully informed of the protections and risks associated with the various methods of transmitting Instructions to the Trustee and that there may be more secure methods of transmitting Instructions than the method(s) selected by the Company; (iii) that the security procedures (if any) to be followed in connection with its transmission of Instructions provide to it a commercially reasonable degree of protection in light of its particular needs and circumstances; and (iv) to notify the Trustee immediately upon learning of any compromise or unauthorized use of the security procedures.

Section 3.07. Counterparts. This Supplemental Indenture may be executed in multiple counterparts, each of which shall be deemed to be an original, and such counterparts shall together constitute but one and the same instrument.

Section 3.08. Governing Law; Waiver of Jury Trial. THIS SUPPLEMENTAL INDENTURE AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. EACH OF THE COMPANY AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE, THE NOTES OR THE TRANSACTION CONTEMPLATED HEREBY.

[Signatures on Next Page]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first written above.

CUMMINS INC.,
an Indiana corporation

By:	/s/ Mark A. Smith
Name:	Mark A. Smith
Title:	Vice President and Chief Financial Officer

[Signature Page to the Fifth Supplemental Indenture]

U.S. BANK NATIONAL ASSOCIATION,
a national banking association, as Trustee

By:	/s/ Rebekah A. Foltz
Name:	Rebekah A Foltz
Title:	Vice President

[Signature Page to the Fifth Supplemental Indenture]

EXHIBIT A

FORM OF NOTE

[Global Note Legend]

[THIS SECURITY IS A SECURITY IN GLOBAL FORM WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE THEREOF. THIS SECURITY MAY NOT BE EXCHANGED OR TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY, EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.]

[UNLESS THIS SECURITY IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY SECURITY ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]

CUMMINS INC.
2.600% SENIOR NOTE DUE 2050

Principal Amount	$_______________
CUSIP No.: 231021 AS5
ISIN No.: US231021AS53 No. __

CUMMINS INC., a corporation duly organized and existing under the laws of the State of Indiana (the “Company,” which term includes any successor under the Indenture hereinafter referred to), for value received, hereby promises to pay to Cede & Co., or registered assignees, the principal sum of [_________________ Dollars ($__________)[, as may be revised from time to time by the Schedule of Increases and Decreases attached hereto,]1 on September 1, 2050, and to pay interest thereon from August 24, 2020, or from the most recent interest payment date to which interest has been paid or duly provided for, semi-annually on March 1 and September 1 of each year, commencing March 1, 2021, at the rate of 2.600% per annum, until the principal hereof becomes due and payable, and at such rate on any overdue principal and (to the extent that the payment of such interest shall be legally enforceable) on any overdue installment of interest. The interest so payable, and punctually paid or duly provided for, on any interest payment date will, as provided in the Indenture, be paid to the Person in whose name this 2.600% Senior Note Due 2050 (this “Note,” and all of the Notes collectively referred to herein as the “Notes”) (or one or more predecessor debt securities) is registered at the close of business on the regular record date for such interest, which shall be the February 15 or August 15 (whether or not a Business Day), as the case may be, next preceding such interest payment date. Any such interest not punctually paid or duly provided for on any interest payment date shall forthwith cease to be payable to the registered Holder on such regular record date by virtue of having been such Holder, and may either be paid to the Person in whose name this Note (or one or more predecessor debt securities) is registered at the close of business on a special record date for the payment of such defaulted interest to be fixed by the Trustee, notice whereof shall be given to Holders of Notes not more than 15 days and not less than 10 days prior to such special record date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes may be listed, and upon such notice as may be required by such exchange, all as more fully provided in the Indenture. The Notes are subject to all such terms, and Holders are referred to the Indenture for a statement of them.

1 Include if Note is a Global Note.

Payments under this Note will be made in the manner contemplated by Section 2.11 of the Supplemental Indenture (as defined below).

Unless the certificate of authentication herein has been duly executed by the Trustee referred to herein by manual signature, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

This Note is one of a duly authorized issue of securities of the Company (the “Securities” and each, a “Security”) issued under an Indenture dated as of September 16, 2013 (the “Base Indenture”), between the Company and U.S. Bank National Association, as trustee (the “Trustee,” which term includes any successor Trustee under the Indenture), as amended, modified and supplemented by a Fifth Supplemental Indenture dated as of August 24, 2020 (the “Supplemental Indenture” and the Base Indenture, as amended, modified and supplemented by the Supplemental Indenture, the “Indenture”), between the Company and the Trustee, to which Indenture reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Notes and of the terms upon which the Notes are, and are to be, authenticated and delivered. This Note is one of the series designated on the face hereof limited in aggregate principal amount to $650,000,000, except that the Company may, without the consent of the Holders, “reopen” the series and issue additional Notes that have the same ranking, interest rate, maturity date and other terms as this Note, other than with respect to the date of issuance, the issue price and, in some cases, the first interest payment date.

The Company may, at its option, redeem some or all of the Notes at any time and from time to time as described in Section 2.08 of the Supplemental Indenture. In addition, the Company and/or its Affiliates may directly or indirectly, at any time and from time to time, acquire all or any part of the outstanding Notes by means other than a redemption, whether pursuant to tender or exchange offer(s), open market purchase(s), negotiated transaction(s), or otherwise, so long as such acquisition does not otherwise violate the terms of the Indenture.

Upon the occurrence of a Change of Control Triggering Event, unless a notice of redemption has been delivered pursuant to Section 2.08 of the Supplemental Indenture prior to or within 30 days after such Change of Control Triggering Event stating that all of the Notes will be redeemed as provided for in Section 2.08 of the Supplemental Indenture, each Holder of the Notes will have the right to require the Company to make an offer to each Holder to repurchase all or any part of each Holder’s Notes pursuant to a Change of Control Offer at a purchase price equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase, subject to the rights of Holders of Notes on the relevant record date to receive interest due on the relevant interest payment date. Additional terms and conditions relating to Change of Control Offers are set forth in the Indenture.

The Company shall have no obligation to redeem or purchase the Notes pursuant to any sinking fund or analogous provision.

The Indenture contains certain covenants that, among other things, limit the ability of the Company and its Consolidated Subsidiaries to consolidate or combine with, merge or sell, assign, convey, lease, transfer or otherwise dispose of all or substantially all of their assets, to incur Debt secured by a Lien or to enter into Sale and Leaseback Transactions, in each case in the manner and to the extent set forth in the Indenture.

If an Event of Default with respect to the Notes shall have occurred and be continuing, the principal of all the Notes may be declared due and payable in the manner and with the effect provided in the Indenture.

The Company and the Trustee may enter into an indenture or indentures supplemental to the Indenture without notice to or the consent of the Holders for limited purposes specified in the Indenture. With the consent of the Holders of greater than 50% in aggregate principal amount of the outstanding Securities of each series affected by such supplemental indenture, the Company and the Trustee may enter into an indenture or indentures supplemental to the Indenture for the purpose of adding any provisions to or changing the provisions of the Indenture or any supplement thereto or of modifying in any manner the rights of the Holders of the Securities of each such affected series; provided, however, that no such supplemental indenture shall be entered into for any of the purposes described in Section 9.2 of the Base Indenture or Section 2.16 of the Supplemental Indenture, without the consent of the Holder of each outstanding Security of the applicable series affected thereby.

The Holders of a majority in principal amount of the outstanding Notes may on behalf of the Holders of all the Notes waive compliance in a particular instance by the Company with any provision of the Indenture with respect to the Notes, as provided for in the Indenture.

Holders of Notes may not enforce their rights pursuant to the Indenture or the Notes except as provided in the Indenture. No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of (and premium, if any) and interest on this Note at the times, place and rate, and in the coin or currency, herein prescribed.

The Notes are issuable in registered form without coupons in minimum denominations of U.S. $2,000 and any integral multiple of U.S.$1,000 in excess thereof. As provided in the Indenture and subject to certain limitations therein set forth, Notes are exchangeable for a like aggregate principal amount of Notes that are of other authorized denominations.

Notes to be exchanged shall be surrendered at any office or agency maintained by the Company for such purpose, and the Company shall execute and the Trustee shall authenticate and deliver in exchange therefor the Notes which the Holder making the exchange shall be entitled to receive. Upon due presentment for registration of transfer of any Note at any such office or agency, the Company shall execute and register and the Trustee shall authenticate and deliver in the name of the transferee or transferees a new Note for an equal aggregate amount. Registration or registration of transfer of any Note by the Registrar (initially the Trustee) in the registry books maintained by such Registrar, and delivery of such Note, duly authenticated, shall be deemed to complete the registration or registration of transfer of such Note.

No service charge shall be made for any exchange or registration of transfer, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. Prior to due presentment of a Note for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name a Note is registered as the owner for all purposes whether or not such Note be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

[This Note is in the form of a Global Note as provided in the Indenture. If at any time the Depositary notifies the Company that it is unwilling or unable to continue as Depositary for this Note or if at any time the Depositary for this Note shall no longer be eligible or in good standing under the Securities Exchange Act of 1934, as amended, or other applicable statute or regulation, the Company shall appoint a successor Depositary with respect to this Note. If a successor Depositary for this Note is not appointed by the Company within 90 days after the Company receives notice or becomes aware of such ineligibility, the Company will issue Notes in definitive form in exchange for this Global Note representing Notes in an aggregate principal amount equal to the principal amount of this Global Note.]2

No recourse under or upon any obligation, covenant or agreement contained in the Indenture, in any Note, or because of any indebtedness evidenced thereby, shall be had against any incorporator or other Person acting in a similar capacity, as such, or against any past, present or future stockholder, officer, director or other Person acting in a similar capacity, as such, of the Company or of any successor, either directly or through the Company or any successor, under any rule of law, statute or constitutional provision or by the enforcement of any assessment or by any legal or equitable proceeding or otherwise, all such liability being expressly waived and released by the acceptance of the Notes by the Holders thereof and as part of the consideration for the issue of the Notes.

The Notes are subject to defeasance at the option of the Company as provided in the Indenture.

All terms used in this Note which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

2 Include if the Note is a Global Note.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

Dated: August 24, 2020

Cummins Inc.

By:
Name: Mark A. Smith
Title: Vice President and Chief Financial Officer

[Signature Page to 2050 Global Note]

This is one of the Notes of the series designated therein referred to in the within-mentioned Indenture.

Dated: August 24, 2020

U.S. BANK NATIONAL ASSOCIATION,
a national banking association,
as Trustee

By:
Authorized Officer

[Signature Page to 2050 Global Note]

ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this instrument, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM	— as tenants in common	UNIF GIFT MIN ACT-	____Custodian ____ (Cust) (Minor) under Uniform Gifts to Minors Act ______ (State)
TEN ENT	— as tenants by the entireties
JT TEN	— as joint tenants with right of survivorship and not as tenants in common

Additional abbreviations may also be used although not in the above list.

ASSIGNMENT FORM

FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto:

__________________________________________

PLEASE INSERT SOCIAL SECURITY OR
OTHER IDENTIFYING NUMBER OF ASSIGNEE

__________________________________________

__________________________________________

__________________________________________

PLEASE PRINT OR TYPEWRITE NAME AND ADDRESS INCLUDING
POSTAL ZIP CODE OF ASSIGNEE

the within Security and all rights thereunder, hereby irrevocably constituting and appointing ____________ attorney to transfer said Security on the books of the Company, with full power of substitution in the premises.

Dated:

Signature

NOTICE: THE SIGNATURE TO THIS ASSIGNMENT MUST CORRESPOND WITH THE NAME AS WRITTEN UPON THE FACE OF THE WITHIN INSTRUMENT IN EVERY PARTICULAR, WITHOUT ALTERATION OR ENLARGEMENT OR ANY CHANGE WHATEVER

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Company pursuant to Section 2.09 of the Supplemental Indenture, check the box below:

☐ Section 2.09

If you want to elect to have only part of the Note purchased by the Company pursuant to Section 2.09 of the Supplemental Indenture, state the amount you elect to have purchased:

$

Date:

Your Signature:

(Sign exactly as your name appears on the face of this Note)

Tax Identification No:

SCHEDULE OF INCREASES AND DECREASES3

The following increases and decreases to this Global Note have been made:

Date of Increase or Decrease	Amount of Decrease in Principal Amount of this Global Note	Amount of Increase in Principal Amount of this Global Note	Principal Amount of this Global Note Following Such Decrease or Increase	Signature of Authorized Officer of Trustee or Note Custodian

3 Include if Note is a Global Note.